                        ---------------------------------

                            ASSET PURCHASE AGREEMENT

                          dated as of February 28, 2002

                                      among

                           Rockwood Specialties, Inc.,

                                  Exsil, Inc.,

                                SEMX Corporation

                                       and

                         American Silicon Products, Inc.

                        ---------------------------------

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                                TABLE OF CONTENTS
                                -----------------

                                                                                                            PAGE
                                                                                                            ----
ARTICLE I         PURCHASE AND SALE OF ACQUIRED ASSETS........................................................1

      1.1         Acquired Assets.............................................................................2

      1.2         Excluded Assets.............................................................................3

      1.3         Retained Liabilities........................................................................3

      1.4         Assumed Liabilities.........................................................................5

      1.5         Efforts to Obtain Consents and Approvals....................................................5

ARTICLE II        PURCHASE PRICE; TERMS OF PAYMENT............................................................6

      2.1         Purchase Price..............................................................................6

      2.2         Closing Date Balance Sheet..................................................................6

      2.3         Allocation of the Purchase Price............................................................7

      2.4         Collection of Receivables...................................................................7

      2.5         Returns.....................................................................................8

      2.6         Capital Leases..............................................................................8

      2.7         Proration of Certain Items..................................................................8

      2.8         Escrow......................................................................................8

ARTICLE III       REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT.........................................9

      3.1         Organization, Existence Standing and Ownership, of Seller...................................9

      3.2         Capacity to Sell; Authorization.............................................................9

      3.3         Undisclosed Liabilities....................................................................10

      3.4         Financial Statements.......................................................................10

      3.5         Operation of the Business Since the Interim Balance Sheet Date.............................11

      3.6         The Business, Acquired Assets, Title.......................................................11

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      3.7         Inventories; Prepaid Expenses..............................................................11

      3.8         Receivables................................................................................11

      3.9         Title......................................................................................12

      3.10        Taxes......................................................................................13

      3.11        Intellectual Property; Technology..........................................................13

      3.12        Pending or Threatened Litigation and Claims................................................14

      3.13        Permits....................................................................................15

      3.14        Compliance with Laws and Regulations.......................................................15

      3.15        Product Warranties and Guarantees..........................................................15

      3.16        Customers and Suppliers....................................................................15

      3.17        Assumed Contracts..........................................................................15

      3.18        Environmental Matters......................................................................16

      3.19        Transactions with Affiliates...............................................................17

      3.20        Employees; Labor Relations.................................................................17

      3.21        Employee Benefits..........................................................................17

      3.22        Brokers or Finders.........................................................................18

      3.23        Material Information.......................................................................18

ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF PURCHASER................................................18

      4.1         Organization, Existence and Standing of Purchaser..........................................18

      4.2         Capacity; Authorization....................................................................18

      4.3         Brokers or Finders.........................................................................19

ARTICLE V         COVENANTS OF THE PARTIES...................................................................19

      5.1         Covenants of Seller........................................................................19

      5.2         Purchaser Covenants........................................................................20

                                      -ii-
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      5.3         Mutual Covenants...........................................................................21

      5.4         Covenant Not-to-Sue........................................................................21

ARTICLE VI        ADDITIONAL COVENANTS.......................................................................21

      6.1         Non-Solicitation of Employees..............................................................21

      6.2         Non-Competition............................................................................22

      6.3         Relief, Reformation; Severability..........................................................23

ARTICLE VII       THE CLOSING................................................................................23

      7.1         Date and Time..............................................................................23

      7.2         Seller's Closing Documents.................................................................23

      7.3         Purchaser Closing Documents................................................................24

ARTICLE VIII      INDEMNIFICATION............................................................................25

      8.1         Survival of Representations and Warranties.................................................25

      8.2         Seller's Indemnification Obligation........................................................25

      8.3         Purchaser Indemnification Obligation.......................................................27

      8.4         Procedure for Indemnification Claims.......................................................27

      8.5         Limitation on Indemnification..............................................................29

ARTICLE IX        EMPLOYEE MATTERS...........................................................................30

      9.1         Transferred Employees......................................................................30

      9.2         Employee Liabilities.......................................................................30

      9.3         Benefit Plans..............................................................................30

      9.4         COBRA Coverage.............................................................................30

      9.5         Employer Contributions.....................................................................31

      9.6         General....................................................................................31

ARTICLE X         GENERAL PROVISIONS.........................................................................31

                                      -iii-
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     10.1        Expenses...................................................................................31

     10.2        Notices....................................................................................31

     10.3        Governing Law; Consent to Jurisdiction.....................................................32

     10.4        Counterparts...............................................................................32

     10.5        Headings; Schedules; Exhibits..............................................................33

     10.6        Entire Agreement...........................................................................33

     10.7        Third-Party Beneficiaries..................................................................33

     10.8        Assignment.................................................................................33

     10.9        Specific Performance.......................................................................33

     10.10       Nondisclosure..............................................................................34

     10.11       Severability...............................................................................34

     10.12       Amendments; Waiver.........................................................................34

Exhibit A        Certain Definitions.........................................................................1

Exhibit B        Excluded Losses.............................................................................1

Exhibit C        Transferred Employees.......................................................................1

                            ASSET PURCHASE AGREEMENT

         THIS AGREEMENT is made as of February 28, 2002 by and among Rockwood Specialties, Inc., a Delaware corporation ("Rockwood"), Exsil, Inc., a Delaware corporation ("Purchaser"), SEMX Corporation, a Delaware corporation ("Parent"), and American Silicon Products, Inc., a Delaware corporation ("Seller"). Capitalized terms not otherwise defined in this Agreement are used as defined in Exhibit A hereto.

                                   WITNESSETH:
                                   -----------
         WHEREAS, Parent owns 100% of the outstanding equity of Seller;

         WHEREAS, Seller is engaged in the business of (x) providing Wafer polishing, refurbishing and reclaiming services for other Persons and (y) purchasing, polishing, refurbishing, reclaiming and selling Wafers and/or scrap Wafers (the "Business"); and

         WHEREAS, Seller desires to sell and transfer to Purchaser the Business and the Acquired Assets (as hereinafter defined), and Purchaser desires to purchase the Business and Acquired Assets from Seller, on the terms and subject to the conditions set forth herein; and

         WHEREAS, Purchaser and Rockwood would not enter into this Agreement and consummate the transactions contemplated hereby without agreements of Parent set forth herein; and

         WHEREAS, Parent will benefit from the transactions provided for herein and desires to induce Purchaser and Rockwood to enter into and consummate the transactions described herein;

         WHEREAS, Seller and Parent would not enter into this Agreement and consummate the transactions contemplated hereby without the agreements of Rockwood set forth herein; and

         WHEREAS, Rockwood will benefit from the transactions provided for herein and desires to induce Seller and Parent to enter into and consummate the transactions described herein;

         NOW, THEREFORE, in consideration of the payments herein provided, and the covenants herein contained agree as follows:

                                    ARTICLE I

                              PURCHASE AND SALE OF

                                 ACQUIRED ASSETS

         Upon the terms and subject to the conditions of this Agreement, and for the consideration set forth in Section 2.1, Seller hereby sells, conveys, transfers and assigns to Purchaser at the Closing, and Purchaser hereby purchases from Seller at the Closing, all right, title and interest of Seller in and to the Acquired Assets, free and clear of all Liens.

         1.1 Acquired Assets. As used herein, "Acquired Assets" shall mean the following Assets, wherever located (other than Excluded Assets), whether or not in the possession or control of Seller:

                  (a) finished goods, works in progress, raw materials, packaging, manufacturing (including spare parts), administrative and other supplies on hand at the date hereof, goods held for sale or lease or to be furnished under Assumed Contracts and other inventories, in each case of or with respect to the Business ("Inventory");

                  (b) the right to use the name "American Silicon Products" and derivations thereof in the United States, all foreign or domestic patents (including all reissues, divisions, continuations and extensions thereof), patent rights, service marks, trademarks and tradenames, all product names, all assumed or fictitious names and the logos associated therewith, copyrights, applications for the foregoing, licenses and other contractual rights with respect to the foregoing and other such property and intangible rights, in each case, used or held by or developed for the Business or relating to the Acquired Assets ("Intellectual Property"), together with the goodwill of the Business in connection with which such trademarks, tradenames, product names and service marks are used;

                  (c) all formulae, processes, procedures, designs, research records, inventions, records of inventions, test information, technical information, engineering data, marketing know-how, proprietary information, manufacturing information, know-how, and trade secrets (and all related manuals, books, files, journals, models, instructions, patterns, drawings, blueprints, plans, designs, specifications, equipment lists, parts lists, descriptions, data, artwork, software, computer programs, source code and data related thereto including all current and historical databases) in each case used or held by or developed for the Business or relating to the Acquired Assets and including Laser Technology and MEMS Technology ("Technology");

                  (d) all claims and rights arising from the operation of or with respect to the Business or the Acquired Assets (whether known or unknown, contingent or otherwise) against third parties, including without limitation, unliquidated rights under manufacturers' and vendors' warranties and rights of recovery, set-offs and credits (other than items that would be included in the determination of Closing Working Capital were they known at the Closing);

                  (e) all books, records, manuals, customer lists (past, present or future), lists of suppliers (past, present or future), sales reports, cost sheets, bills of material, production data, information with respect to product development, lab notebooks, blueprints and specifications, inventory data, business development plans; all documents evidencing Technology or Intellectual Property; process flow diagrams, process and instrument diagrams, process operating instructions, product formulations and batch tickets; advertising materials, catalogs, correspondence, mailing lists, photographs, sales materials and records, purchasing materials and records; sales order files; copies of information from accounting; and other records; in each case for this paragraph
(e) with respect to or regarding the Business or the Acquired Assets;

                  (f) (x) the Contracts listed on Schedule 1.1(f) and (y) purchase orders of the Business in favor of Seller (the "Assumed Contracts");

                  (g) all machinery, equipment, office equipment, laboratory equipment, tools, furniture, spare parts, supplies and other fixed Assets or tangible personal property used or held by or acquired for the Business, including without limitation those set forth on Schedule 1.1(g) ("Machinery and Equipment");

                  (h) the real property (including without limitation easements, rights of way and other privileges relating thereto) and associated fixtures and improvements located at 15 Clarkson Street and 10 Cross Street in Providence, Rhode Island as more particularly described on Part A of Schedule 3.9 (the "Owned Property");

                  (i) all credits, prepaid expenses, deferred charges, advance payments, security deposits and deposits in connection with, or relating to the Business or any of the Acquired Assets, excluding prepaid insurance premiums and prepayments under capital leases that are not Assumed Contracts;

                  (j) all Approvals in connection with the Business or any of the Acquired Assets ("Permits") to the extent assignable to Purchaser (or its designee) whether with or without a Consent or Approval;

                  (k) all billed and unbilled accounts receivable arising in connection with, or related to, the Business, other than intercompany accounts receivable, to the extent included in the determination of Closing Working Capital ("Receivables");

                  (l) all warranties in favor of Seller or the Business with respect to any of the Acquired Assets;

                  (m) the Business; and

                  (n) all other Assets owned by Seller and used or held for use in connection with the Business.

         1.2 Excluded Assets. The following Assets ("Excluded Assets") are not included in the Acquired Assets and Seller shall not sell to Purchaser and Purchaser shall not purchase from Seller:

                  (a) real property and leasehold interests in real property (including without limitation the Lease Agreement) or any other interest therein, other than the Owned Property;

                  (b) cash on hand and in bank accounts and other investment accounts of the Business and cash equivalents held by or on behalf of the Business as of the date hereof; and

                  (c) Assets listed on Schedule 1.2.

         1.3 Retained Liabilities. Notwithstanding any provision of this Agreement, except as expressly provided in Section 1.4 hereunder, Purchaser is not assuming, and Seller agrees that Purchaser and its Affiliates shall not be liable or otherwise responsible for, any liabilities or obligations of, or arising as a result of or with respect to actions or omissions of, (i) Seller, Parent or their Affiliates (whether arising before or after the Closing) or (ii) the Business as operated by

Seller or its Affiliates (collectively, "Retained Liabilities"). The Retained Liabilities include, without limitation, the following, whether arising before or after the Closing:

                  (a) Litigation and Claims. Litigation, claims, liabilities, obligations, damages, costs and expenses arising out of, in connection with or as a result of the operation of the Business by Seller or its Affiliates or their predecessors (including without limitation the matters set forth in Schedule 3.12 and all actions and proceedings relating thereto or arising therefrom);

                  (b) Tax Liabilities. Liabilities, duties or obligations of any and all kinds with respect to any Taxes, incurred or owed by Seller or its Affiliates or their predecessors, whether or not incurred or owed in connection with the Business;

                  (c) Liabilities as Employer. Liabilities or obligations with respect to employees (except under Assumed Contracts) or former employees, or agents or independent contractors, of Seller or its Affiliates or their predecessors, or any of their beneficiaries, heirs and assigns, including, but not limited to, liabilities for wages, supplemental unemployment benefits, vacation pay, sick pay, termination pay, severance benefits, change in control benefits, retiree benefits, liabilities or obligations under any Benefit Plan or any other compensation or employee benefit plan, policy or arrangement or collective bargaining agreement maintained, contributed to or entered into at any time by Seller or any of its Affiliates, workers compensation or unemployment compensation premiums, hospitalization or medical claims, occupational disease or disability claims, or any claims arising under any federal, state or local tax withholding, employment, labor, or discrimination laws, including, but not limited to claims for discrimination, unfair labor practices or wrongful discharge;

                  (d) Liabilities for Environmental Matters. Liabilities or obligations of Seller or its Affiliates or their predecessors resulting from the generation, storage, treatment, transportation, handling, disposal, discharge or release of substances or wastes (including, without limitation chemicals, Hazardous Substance or wastes containing chemicals or Hazardous Substance) by Seller, its Affiliates or their predecessors, their employees or agents or Persons having contractual or other relationships with any of them or other compliance by the foregoing Persons with any and all environmental laws and regulations, including, but not limited to, any liability or obligation for cleaning up waste disposal sites;

                  (e) Contracts. Liabilities and obligations under any contract or agreement of Seller or its Affiliates or their predecessors (other than Assumed Contracts to the extent expressly provided in Section 1.4);

                  (f) Indebtedness. Liabilities and obligations of Seller or its Affiliates or their predecessors with respect to indebtedness for borrowed money, including without limitation all liabilities and obligations under or in respect to the Financing Agreements;

                  (g) Legal Requirements. Liabilities and obligations incurred or arising out of the breach of any Legal Requirement by Seller, its Affiliates or their predecessors, their employees or agents or Persons having contractual or other relationships with any of them acting in such capacities, including but not limited to antitrust, civil rights, health, safety, labor, discrimination, employment and environmental laws, rules, regulations, codes and ordinances; and

                  (h) Permits. Liabilities and obligations under Permits with respect to periods at and prior to Closing, including those arising from any breach of a Permit at or prior to Closing.

         1.4 Assumed Liabilities. Subject to the next sentence, Purchaser hereby assumes as of the Closing liabilities and obligations of Seller (x) to the extent arising from and after the Closing with respect to periods after Closing under each Assumed Contract, (y) constituting Approved Returns and (z) constituting Payables (to the extent reflected in the determination of Closing Working Capital). Notwithstanding the foregoing, Purchaser and its Affiliates shall not assume or be responsible for any liability or obligation under any Assumed Contract or Payable or otherwise (a) incurred as a result of the breach (or any matter or circumstance constituting a breach), by Seller or its Affiliates, of the provisions of this Agreement, (b) if the consideration corresponding to such liability or obligation is not an Acquired Asset, (c) without limitation of Section 1.5, to the extent all Consents and Approvals to the assignment to Purchaser of such Assumed Contract have not been obtained or do not remain in full force and effect as of the Closing (other than Consents which Purchaser has elected not to obtain prior to Closing as indicated on
Schedule 1.5), (d) arising as a result of or relating to the execution, delivery or performance by Seller (or its Affiliates) of this Agreement, (e) arising out of a breach or default by Seller or any of its Affiliates under Assumed Contracts (including any event prior to the Closing that with the passage of time or the giving of notice, or both, would become such a breach or default (other than Approved Returns)), (f) the existence of which gives rise to a breach of any provision of this Agreement, or (g) arising out of any action with respect to any Benefit Plan. Liabilities assumed by Purchaser pursuant to this
Section 1.4 are referred to herein as "Assumed Liabilities."

         1.5 Efforts to Obtain Consents and Approvals. To the extent that any Assumed Contract, Permit or other Acquired Asset to be transferred to Purchaser pursuant to this Article I is not capable of being validly and fully assigned, transferred, conveyed or reissued to Purchaser without a Consent or Approval (other than Permits that are not assignable to Purchaser (or its designee), whether with or without a Consent or Approval), and such Consents and Approvals have not been obtained by Seller prior to the Closing or do not remain in full force and effect at or after the Closing, without limitation of Purchaser's rights under Article VIII or otherwise, and except as set forth on
Schedule 1.5, Seller shall, after the Closing, use its reasonable commercial efforts to: (i) obtain such Consents or Approvals; (ii) provide to Purchaser the benefits of any Assumed Contract, Permit or Acquired Asset as to which such a Consent or Approval has not been so obtained or does not remain in full force and effect; (iii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to Purchaser; and (iv) enforce, at the request of Purchaser, any rights of Seller under or with respect to any such Assumed Contract, Permit or Acquired Asset against all other Persons (including termination of the foregoing in accordance with the terms thereof upon the election of Purchaser). To the extent that Purchaser is provided the benefits pursuant to this Section 1.5 of any such Assumed Contract, Permit or Acquired Asset, Purchaser shall perform the obligations of Seller thereunder or in connection therewith with respect to periods following the Closing, but only to the extent that (i) such action by Purchaser would not result in any violation of any Legal Requirement or default thereunder or in connection therewith, (ii) with respect to Assumed Contracts, such obligation would have been an Assumed Liability but for the fact that such a Consent or Approval has not been so obtained, and (iii) the existence of such obligation does not constitute a breach of a representation or warranty contained in Article III. Notwithstanding anything in this Agreement to the contrary and without limitation of Purchaser's rights under Article VIII, this Agreement shall not constitute an agreement to assign, transfer or convey any Acquired Asset, any Assumed Contract or any Permit, if an agreement to assign the same without the consent of a third party thereto would violate the terms thereof or constitute a breach thereof or violate any Legal Requirement until such Consent or Approval has been obtained.

                                   ARTICLE II

                        PURCHASE PRICE; TERMS OF PAYMENT

         2.1 Purchase Price. The aggregate consideration for the Acquired Assets and the covenants contained in Section 6.1 and 6.2 shall be U.S. $6,650,783 increased or reduced on a dollar-for-dollar basis by the amount by which Closing Working Capital is more or less than November Working Capital (the "Purchase Price"). At the Closing, Purchaser shall pay to Seller an amount equal to the Estimated Purchase Price less U.S. $300,000 (the "Escrow Deposit") by wire transfer of immediately available funds to an account designated by Seller. Seller and Purchaser agree that the amount of Reimbursed Severance shall be $157,732 (including applicable FICA/FUTA taxes that Purchaser has agreed to pay). Except as expressly consented to in writing by PNC Bank, National Association, all payments of Purchase Price (excluding amounts released from escrow under the Escrow Agreement) made, at any time, to or for the account of, or benefit of Seller or Parent, or any Affiliate thereof, pursuant to this Agreement shall be made pursuant to the following instructions:

Bank: PNC Bank, National Association
      ABA:  031207607
      Acct: 19-60399-57830
      Name: Michelle Stanley-Nurse
      Ref:  SEMX

The preceding sentence may not be amended or waived without the written consent of PNC Bank, National Association.

         2.2      Closing Date Balance Sheet.

                  (a) The Purchase Price payable on the Closing Date has been preliminarily calculated in accordance with Section 2.1 as if Closing Working Capital were $1,400,000 and November Working Capital were $1,300,000. The Purchase Price as so estimated is $6,750,783 and is referred to as the "Estimated Purchase Price."

                  (b) On or prior to the date 30 days following the Closing Date, Purchaser will prepare and deliver to Seller a statement of its calculation of Closing Working Capital, November Working Capital and the Purchase Price (the "Final Closing Statement"). Seller will cooperate with Purchaser and provide to it such information as Purchaser may reasonably request, in each case in connection with Purchaser's preparation of the Final Closing Statement.

                  (c) Seller shall notify Purchaser in writing within 30 days after Seller's receipt of the Final Closing Statement that it accepts the Final Closing Statement or that there is a dispute as to an item reflected thereon. Such notice will set forth Seller's objections, if any, to the Final Closing Statement in reasonable detail. The failure by Seller to give Purchaser such notice within such period shall be deemed to constitute Seller's acceptance of the Final Closing Statement. The parties will use all reasonable efforts to resolve any such dispute, but if such dispute cannot be resolved by the parties within 45 days after Seller gives notice of such dispute, it shall be referred to PricewaterhouseCoopers LLP (the "Selected Accountants"). The determination of the Selected Accountants shall be conclusive and binding on each party. One-half of the fees of the Selected Accountants shall be borne by Seller and one-half shall be borne by Purchaser.

                  (d) If the parties are disputing the final calculation of the Purchase Price, to the extent part of any payment that would be payable pursuant to this paragraph (e) is not in dispute, the payor shall pay the amount not in dispute on the date the payment would otherwise be due but for such dispute by wire transfer of immediately available funds to an account designated by the recipient. If the Purchase Price as finally determined (x) is less than the Estimated Purchase Price, Seller shall pay to Purchaser an amount equal to the shortfall, or (y) is more than the Estimated Purchase Price, Purchaser shall pay to Seller an amount equal to the excess. Any such payment pursuant to the preceding sentence will be made by wire transfer of immediately available funds, to an account designated by Purchaser or Seller, as the case may be, on the later of (i) the second business day after acceptance by the Seller of the Final Closing Statement or (ii) the second business day following resolution (as contemplated by paragraph (c) above) of any dispute concerning the Final Closing Statement. All payments made pursuant to this paragraph (d) shall be accompanied by interest at a rate equal to 6% per annum from the Closing Date through (but excluding) the date such payment is made.

         2.3 Allocation of the Purchase Price. Purchaser and Seller shall allocate the Purchase Price for tax purposes in accordance with Schedule 2.3 hereto. Purchaser and Seller and their respective Affiliates shall file their respective income tax returns and all forms required by Section 1060 of the Internal Revenue Code of 1986, as amended, in accordance and consistent with such allocation. Any allocation pursuant to this Section 2.3 to the covenants contained in Sections 6.1 and 6.2 shall not in any way limit, or be evidence of, Purchaser's damages in the event of a breach of Sections 6.1 or 6.2.

         2.4 Collection of Receivables. (a) Purchaser shall use commercially reasonable efforts to collect all Receivables transferred to Purchaser at the Closing pursuant to this Agreement; provided, however, that "commercially reasonable efforts" shall not be construed to require the engagement of a collection agent or agency or the commencement or maintenance of litigation, arbitration or other proceedings.

                  (b) Purchaser shall have the right, at any time following the expiration of 150 days after the Closing Date to assign to Seller any Receivables which remain wholly or partially uncollected as of the date of such assignment (other than by reason of Approved Returns). Seller shall pay to Purchaser by wire transfer of immediately available funds to an account designated by Purchaser, immediately upon such assignment, an aggregate amount equal to the full uncollected amount of the returned Receivables. Any amounts subsequently collected by

Purchaser in respect of returned Receivables for which Purchaser has received payment as contemplated by this Section 2.4 shall be paid promptly to Seller. For the purposes of identifying returned Receivables, any payment received from an account debtor will be applied against Receivables specified by the account debtor or, if no such Receivable is specified, the payment will be deemed to be payment with respect to the oldest accounts receivable less than 150 days old of that account debtor.

         2.5 Returns. Purchaser (or its designee) may following the Closing grant credits and refunds in respect to goods and services sold by the Business prior to Closing in accordance with the policies of Purchaser (or its designee) (excluding credits given to Axcelis pursuant to its letter agreement with Purchaser dated February 14, 2002, "Preclosing Returns"). Purchaser (or its designee) shall absorb the cost of the first $5,000 of such returns and credits (in respect of Preclosing Returns) ("Approved Returns"). Seller shall from time to time at the request of Purchaser reimburse Purchaser (or its designee) for the cost of Preclosing Returns in excess of Approved Returns (which cost, for purposes of this Section 2.5, shall equal 50% of the amount of the return or credit).

         2.6 Capital Leases. All capital leases relating to Assets included in Acquired Assets ("Capital Leases") shall be fully discharged by Seller at or prior to Closing.

         2.7 Proration of Certain Items. Purchaser and Seller agree that certain charges (such as property taxes, rents, water, electric, fuel, gas, telephone, sewer and utility charges, in each case, to the extent relating to the Business) not reflected in the calculation of Closing Working Capital shall be calculated and prorated as of the Closing Date, with Seller responsible for such expenses for the period up to the Closing Date, and Purchaser to be responsible for the period on and after the Closing Date. The parties shall endeavor to complete such proration within 45 days of the Closing, and any amount due from one party to the other in respect of such proration shall be paid within ten days thereafter.

         2.8      Escrow.

                  (a) At the election of Purchaser, amounts owing to Purchaser Indemnified Parties pursuant to Section 8.2 or to Purchaser pursuant to Section 2.2(d) shall be paid out of funds held under the Escrow Agreement. Seller agrees that it will give notice with Purchaser to the Escrow Agreement to release such funds.

                  (b) Purchaser agrees to give notice with Seller to the Escrow Agent to release out of escrow and pay to Seller (x) on February 28, 2003 (or as soon thereafter as is practical) an amount equal to the total amount held in escrow, minus $200,000, minus the amount of indemnification claims made prior to such time by Purchaser Indemnified Parties but not paid, and (y) on April 1, 2004 (or as soon thereafter as practical) the balance of funds held in escrow, minus the amount of indemnification claims made prior to such time by Purchaser Indemnified Parties but not paid.

                                   ARTICLE III

                               REPRESENTATIONS AND

                         WARRANTIES OF SELLER AND PARENT

         Seller and Parent hereby jointly and severally represent and warrant to Purchaser as follows:

         3.1 Organization, Existence Standing and Ownership, of Seller. Seller and Parent are each corporations duly organized, validly existing, and in good standing under the laws of the State of Delaware. Seller is duly qualified to do business and is in good standing in all other jurisdictions where the nature of the Business requires such qualification, which jurisdictions are listed on Schedule 3.1(a), with such exceptions as would not be material. Seller has authorized capital stock of 1500 shares of common stock, $.01 par value, of which 100 shares are issued and outstanding. All the issued and outstanding shares of capital stock of, and other voting, equity or other ownership interests in, Seller are held of record and beneficially by Parent, free and clear of any Liens. All the Seller's shares have been validly authorized and issued, are fully paid and non-assessable, and have not been issued in violation of any preemptive rights or any federal or state securities law or other Legal Requirements. No Person other than Seller (and the Financing Parties as provided in the Payoff Letter) is or will be entitled to receive any payment from Purchaser or any of its Affiliates with respect to the transfer of the Acquired Assets to Purchaser or any of the other transactions contemplated hereby. Seller is not a "foreign person," as such term is defined in the Code. Seller has no subsidiaries or ownership interests in other entities.

         3.2 Capacity to Sell; Authorization. Seller has full corporate power and authority to own the Acquired Assets and to carry on the Business as currently conducted. Seller and Parent have full corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which Seller or Parent, as the case may be, is a party and to consummate the transactions contemplated hereby and thereby to be consummated by Seller or Parent, as the case may be. The execution, delivery and performance by Seller and Parent of this Agreement and the Ancillary Agreements to which Seller or Parent, as the case may be, is a party and the consummation by Seller or Parent, as the case may be, of the transactions contemplated hereby and thereby (including without limitation the transfer to Purchaser of the Acquired Assets) have been authorized by all necessary action on the part of Seller and Parent, as the case may be, and do not and will not (i) contravene or violate the certificate of incorporation or by-laws (or other governing instrument) of Seller, Parent or their Affiliates; (ii) conflict with, violate, result in a breach or termination of, result in any default under, entitle any Person (with due notice or lapse of time or both) to terminate, cancel, accelerate, modify or call a default with respect to, any contract, agreement, mortgage, lien, lease, order, arbitration award, judgment or decree or other commitment to which Seller, Parent or any Affiliate of Seller or Parent is a party or by which Seller, Parent, any Affiliate of Seller or Parent or any of their Assets is bound or result in the acceleration of the due date of any liability or obligation of Seller, Parent or any Affiliate of Seller or Parent (other than defaults arising by reason of the failure of Seller to obtain those Consents to assignment of Assumed Contracts listed on Schedule 1.5 which Purchaser (as indicated on Schedule 1.5) has elected not to obtain prior to Closing); (iii) require Seller, Parent or any Affiliate of Seller or Parent to obtain, secure or make any

Approval or Consent; or (iv) conflict with, or result in a breach of, any Legal Requirement to which Seller, Parent or any Affiliate of Seller or Parent is subject. No Consent or other action by the stockholders or security holders of Seller, Parent or any Affiliate of Seller or Parent is required in connection with the execution, delivery and performance by Seller or Parent of this Agreement and the Ancillary Agreements to which Seller or Parent is a party that has not heretofore been irrevocably obtained. This Agreement and the Ancillary Agreements to which Seller or Parent is a party have been duly executed and delivered by Seller or Parent, as the case may be. This Agreement and the Ancillary Agreements to which Seller or Parent is a party constitute the legal, valid and binding obligation of Seller or Parent, as the case may be, enforceable against Seller or Parent, as the case may be, in accordance with their respective terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar law relating to or affecting creditors' rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

         3.3 Undisclosed Liabilities. Except for liabilities and obligations (x) reflected on the Interim Balance Sheet or (y) not unusual in nature or amount arising since the Interim Balance Sheet Date in the ordinary course of the Business, Seller has no material liabilities or obligations of any kind, fixed, contingent or otherwise.

         3.4      Financial Statements. (a) A true, correct and complete copy of
(x) the unaudited balance sheet of Seller as at December 31, 2000 and the related statements of income and retained earnings and cash flows for the twelve-month period then ended, and (y) the unaudited balance sheet of Seller (the "Interim Balance Sheet") as at December 31, 2001 (the "Interim Balance Sheet Date") and the related statements of income and retained earnings and cash flows for the twelve-month period then ended (the "Interim Income Statement") are attached hereto as Schedule 3.4 (all such financial statements, the "Financial Statements"). Except as set forth on Schedule 3.4, the Financial Statements, with the notes thereto, are in accordance with the books and records of Seller and fairly present the financial position and results of operations of Seller as of the dates and for the periods indicated, in each case in conformity with United States generally accepted accounting principles applied on a consistent basis throughout the periods specified, except as expressly set forth therein or in the notes thereto and except that the Financial Statements omit footnotes and that the Interim Income Statement is subject to normal year-end audit adjustments.

                  (b) The books and accounts of Seller are complete and correct and fully, accurately and fairly reflect in all material respects the financial condition, results of operations and transactions of Seller in accordance with United States generally accepted accounting principles, applied on a consistent basis. The statements of income in the Financial Statements do not contain or reflect any items of special, extraordinary or nonrecurring income or expense except as expressly specified therein, and the balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets except as expressly specified therein or on Schedule
3.4. All fees, charges, costs and expenses associated with the ownership, leasing, operation, maintenance and management of the Business and the assets and properties owned, used or held for use by the Business have been fully and properly reflected and charged on the Financial Statements and the books and records of Seller with respect to the Business, and the Financial Statements do not, because of the provision of services or the bearing of costs and expenses by any other Person or for any other reason (including intercompany transactions), understate the true costs and expenses of conducting the Business or overstate the historical sales of the Business.
Schedule 3.4 sets forth the amount of all intercompany sales by or to the Business in each of 2000 and 2001.

         3.5 Operation of the Business Since the Interim Balance Sheet Date. Except as disclosed in Schedule 3.5, since the Interim Balance Sheet Date,
(i) there has not been, any change, fact, event, condition or contingency in or relating to the Acquired Assets, Seller or the Business which has had, or can reasonably be expected to have, a Material Adverse Effect, and (ii) the Business has been conducted in the ordinary course and consistent with past practice of the Seller.

         3.6      The Business, Acquired Assets, Title.

                  (a) The Acquired Assets are sufficient to operate the Business. Since December 15, 1994, the Business has been conducted solely by Seller. All Assets used in the Business on the Closing Date are held by Seller (other than the Capital Lease dated June 2, 2000 Between Parent and Trimarc Financial, Inc., which shall be discharged prior to Closing). None of the Acquired Assets are owned, in whole or in part, by any Person other than Seller (other than rights of counterparties under Assumed Contracts and Affiliate Process Technology Rights).

                  (b) Seller has, and at the Closing Seller will convey to Purchaser, good and marketable title to all the Acquired Assets, free and clear of all Liens.

         3.7      Inventories; Prepaid Expenses; Payables.

                  (a) Schedule 3.7 sets forth a true, complete and correct list of each item of Inventory as of the Closing, setting forth the cost of each item of Inventory, valued in accordance with United States generally accepted accounting principles applied on a basis consistent with the application of such principles in the preparation of the Financial Statements. The Inventory is in the physical possession or control of Seller at its facilities, in transit from suppliers of Seller or in public warehouses or consigned to customers. Schedule
3.7 also sets forth the locations where the Inventory is located.

                  (b) Each item of Inventory is in good, usable and currently marketable condition. The finished goods included in Inventory comply with the description customarily given to customers and are of generally acceptable quality meeting applicable specifications.

                  (c) Each item included in the Prepaid Amount and the Payables Amount arose in the ordinary course of the Business and was determined in accordance with generally accepted accounting principles applied on a basis consistent with the applications of such principles in the preparation of the Financial Statements.

         3.8 Receivables. Schedule 3.8 sets forth a true and correct aged list of all Receivables as of the Closing Date, naming each account debtor. All Receivables arose in the ordinary course of the Business.

         3.9 Title. (a) Part A of Schedule 3.9 contains (i) a full and correct legal description of all interests in real property owned by Seller and used in the Business and (ii) a list or description of all existing surveys, plats or maps of the Owned Property (copies of which have been delivered to Purchaser). Seller will at the Closing convey to Purchaser, good and marketable fee simple title to the Owned Property (including all improvements and fixtures thereon), free and clear of (i) all leases, licenses and other rights to occupy or use, and restrictions on sale, and (ii) except as disclosed in Part A of
Schedule 3.9, all other Liens (including, without limitation, rights of way, the right to lay railroad tracks on the Owned Property, easements, rights of others to extract minerals, coal, oil or gas, restrictions, exceptions, variances, reservations, covenants or other title defects, encumbrances or limitations of any kind other than Permitted Encumbrances), and such title will not be adversely affected by the execution and delivery of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

                  (b) No condemnation or eminent domain proceeding against or affecting all or any portion of the Owned Property is to the Knowledge of Seller pending or threatened. Except as disclosed in Part B of Schedule 3.9, Seller is not a party to or bound by any lease of real property or any interest therein used in the Business.

                  (c) The fixtures and improvements on the Owned Property and all Machinery and Equipment and other tangible Acquired Assets currently used in the Business are in good operating condition, ordinary wear and tear excepted and constitute all the tangible property necessary for the ordinary conduct of business of Seller.

                  (d) Except as disclosed in Part D of Schedule 3.9, the Owned Property, Machinery and Equipment and other tangible Acquired Assets conforms with, and the present use thereof by Seller conforms in all material respects with, all Legal Requirements and other applicable requirements, and all necessary occupancy and other certificates and Permits for the occupancy and lawful use thereof have been issued and are in full force and effect. The Owned Property, Machinery and Equipment and other tangible Acquired Assets do not encroach on property or rights of others. To the Knowledge of Seller, the property of others does not encroach upon the Owned Property. All notes or notices of violations of laws, ordinances, codes, orders, regulations or requirements noted in or issued by any state, country, municipal or local department having jurisdiction against or affecting the Owned Property, have been complied with. No notices of any assessment against or affecting, or any title or boundary dispute affecting, all or any portion of the Owned Property, Machinery and Equipment or other tangible Acquired Assets have been received by Seller or its Affiliates (and Seller has no Knowledge of any such assessment or dispute, or of any such notice delivered to any other Person).

                  (e) No Person other than Seller is in possession of (or has any right, absolute or contingent, to possess which is superior to Seller's right to possess) all or any portion of the Owned Property.

                  (f) To the Knowledge of Seller, except as disclosed in Part E of Schedule 3.9, no use of any of the Owned Property, Machinery and Equipment and other tangible Acquired

Assets is dependent upon the continuance of a nonconforming use, zoning variance or other Approval.

                  (g) Except as disclosed in Part F of Schedule 3.9, the Owned Property has direct and unrestricted access over currently utilized facilities and land to such public roads, owned roads and driveways presently in use (which include at least one public road), and such utilities and other services, as are necessary for the uses thereof and the conduct of the Business, and neither Seller nor, to the Knowledge of Seller, any other Person has applied for any change in the zoning or land use classification of any such real property. All easements used in the Business are listed in Part G of Schedule 3.9.

         3.10 Taxes. (a) Seller has collected, and paid over to appropriate governmental agencies when due all sales, excise and other similar taxes required to be collected with respect to the operation of the Business. Seller is not a retailer within the meaning of Section 44-18-15 of the Rhode Island General Laws.

                  (b) Seller has timely filed all Tax returns, declarations and reports which are required to have been filed by it, and has paid all Taxes and assessments payable by it. All such returns, declarations and reports are true, correct and complete.

                  (c) Seller has complied with all applicable Legal Requirements with respect to the reporting of payments made to third parties and the withholding of any payment of withheld Taxes in respect of the operation of the Business and has timely withheld from employee wages and other payments and paid over to the proper taxing Governmental Authorities all amounts required to be so withheld and paid over for all periods under all applicable Legal Requirements.

                  (d) Seller is not a foreign person subject to withholding under Section 1445 of the Code and the regulations promulgated thereunder.

         3.11 Intellectual Property; Technology. (a) Part A of Schedule 3.11 contains a true, correct and complete list of all material Intellectual Property.

                  (b) Part B of Schedule 3.11 contains a true, correct and complete list of all Intellectual Property which has been registered in, filed in or issued by the United States Patent and Trademark Office (the "PTO"), the United States Copyright Office, any state trademark offices and the patent, trademark, copyright and other corresponding offices of foreign jurisdictions. All such registrations have been duly filed, registered and issued and are in full force and effect.

                  (c) Except as disclosed in Part B of Schedule 3.11, Section 8 and 15 declarations with respect to all U.S. registered trademarks and service marks listed in Part B of Schedule 3.11 were timely filed in and accepted by the PTO. No trademarks or service marks listed in Part B of Schedule 3.11 have been abandoned.

                  (d) Seller will transfer to Purchaser at the Closing the right to use all Intellectual Property and Technology without payment of royalties.

                  (e) Except as disclosed in Part D of Schedule 3.11, there are no license or other agreements from or with third parties under which Seller uses or exercises any rights with respect to any of the Intellectual Property or Technology.

                  (f) Neither Seller nor any Affiliate of Seller has received (and Seller has no Knowledge of) any notice from any other Person pertaining to or challenging the right of Seller (or any of its Affiliates or any other Person) to use any of the Intellectual Property or any Technology, and there is no interference, opposition, cancellation, reexamination or other contest proceeding, administrative or judicial, pending or threatened with respect to any Intellectual Property or Technology.

                  (g) No licenses have been granted and Seller has no obligation to grant licenses with respect to any Intellectual Property or Technology. No claims have been made by Seller or any of its Affiliates of any violation or infringement by others of rights with respect to any Intellectual Property or Technology, and neither Seller, nor any of its Affiliates knows of any basis for the making of any such claim. The use by Seller and its Affiliates of the Intellectual Property and Technology (past and present) has not violated or infringed any rights of other Persons, or constituted a breach of any Contract (or other agreement or commitment).

                  (h) The Intellectual Property and Technology includes all such rights necessary to conduct the Business as now conducted, and such rights will not be adversely affected by the execution and delivery of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby.

                  (i) There are no licenses or service, maintenance or other agreements or obligations of any nature whatsoever regarding the Intellectual Property or Technology between or among Seller on the one hand and any Affiliate of Seller on the other hand.

                  (j) All statements and representations made by Seller or any of its Affiliates in any pending patent, copyright and trademark applications with respect to the Intellectual Property were true as of the time they were made.

                  (k) No Affiliate of Seller has better or more extensive rights in any Laser Technology or MEMS Technology than Seller. The Acquired Assets include the right to use all Affiliate Process Technology without payment of royalties.

         3.12 Pending or Threatened Litigation and Claims. Except as disclosed in Schedule 3.12, since January 1, 1998, there has not been any action, suit, proceeding or other litigation or, to the Knowledge of Seller, investigation or review pending against Seller or any Affiliate of Seller, or any agent or employee of Seller relating to the Business or the Acquired Assets or the Owned Property at law or in equity, by or before any court or arbitrator or any other governmental, administrative or judicial body, agency or authority and to the Knowledge of Seller, no such action, suit, proceeding or other litigation or investigation or review (which is reasonably likely to be material) has been threatened against Seller or any such Person. Neither Seller nor any of its Affiliates, agents or employees is subject to any judgment, decree, writ, injunction or order of any court or arbitrator or any other governmental, administrative or judicial body, agency or authority relating to the Business or the Acquired Assets or the Owned Property.

         3.13 Permits. Attached as Schedule 3.13 hereto is a true, complete and correct list of all material Permits. Seller has been granted and holds, and has made, all Permits necessary to the conduct of the Business. Seller has been granted and holds, and has made, all Approvals necessary to the conduct of the Business or the ownership or operation of the Owned Property. True, complete and correct copies of the Permits have heretofore been delivered to Purchaser. All Permits are valid and in full force and effect and Seller is in compliance in all material respects with its obligations under the Permits. Except as set forth on Schedule 3.13, the execution, delivery or performance of this Agreement and the Ancillary Agreements to which Seller is a party and the consummation of the transactions contemplated hereby and thereby will not require or permit (with or without notice or lapse of time, or both), and no event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, any modification or termination of any Permit. No Approval would have to be obtained, secured or made by Purchaser to enable it to operate the Business after the Closing in a manner which is consistent with that in which it is presently conducted.

         3.14 Compliance with Laws and Regulations. The Business has been and is being conducted in compliance in all material respects with all Legal Requirements. No notice of non-compliance by Seller or its Affiliates with any Legal Requirement applicable to the Business has been received by Seller or any of its Affiliates (and Seller has no Knowledge of any such notice delivered to any other Person), except in respect of instances of non-compliance that are not material (individually and in the aggregate) and have been discharged without liability to, or adverse effect on, the Business following the Closing. Seller has no Knowledge of any proposed Legal Requirement that would be violated by the Business as presently conducted or which could have a Material Adverse Effect.

         3.15 Product Warranties and Guarantees. Set forth on Schedule 3.15 are true, complete and correct copies of all written product and service warranties and guarantees, and descriptions of all unwritten product and service warranties and guarantees, in each case given, made or agreed to by Seller or any of its Affiliates in connection with the sale of services of or otherwise with respect to the Business.

         3.16 Customers and Suppliers. Except as disclosed in Schedule 3.16, Seller and its Affiliates have received no notice of, and know of no reasonable basis for, any development (i) which threatens to affect materially and adversely the Business' arrangements with its suppliers, or (ii) which indicates that a customer that purchased in excess of $10,000 of products or services of the Business during 2001 will materially reduce its purchases products or services from Purchaser following the Closing. Schedule 3.16 sets forth the name of each customer of the Business that purchased in excess of $10,000 of goods and services from the Business in 2001, setting forth with respect to each customer the amount of such purchases.

         3.17 Assumed Contracts. (i) Each Assumed Contract was entered into at arms' length and in the ordinary course and consistent with, past practices of the Business, (ii) Seller has performed and is performing all obligations required to be performed by it under Assumed Contracts and (iii) neither Seller nor to the Knowledge of Seller any other party thereto is in default under any Assumed Contract. Seller and its Affiliates have not received any notice of default under any Assumed Contract, nor has any event occurred which with notice or lapse of time or both would constitute a default by Seller or its Affiliates thereunder, or, except as set forth in Schedule 3.17, would permit modification, cancellation, acceleration or termination of any Assumed Contract. Each of the Assumed Contracts is in full force and effect and is valid and binding upon and enforceable against the parties thereto, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar law relating to or affecting creditors' rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). True, complete and correct copies of (x) all Contracts (other than purchase orders in favor of Seller) and
(y) individual purchase orders that are Assumed Contracts and provide for a purchase in excess of $10,000 from Seller, have heretofore been delivered to Purchaser. There are no disputes under any Assumed Contract.

         3.18     Environmental Matters.

                  (a) Except as disclosed in Schedule 3.18, to the Knowledge of Seller, there are no Environmental Liabilities.

                  (b) Except as disclosed in Schedule 3.18, neither Seller nor any Affiliate of Seller has received (or has Knowledge of) with respect to the Business, the Owned Property or any real property owned or leased at or at any time prior to the Closing by Seller, or their predecessors (i) a request for information from any governmental Person with respect to any discharge or removal of any chemical, Hazardous Substance or waste containing any chemical or Hazardous Substance in connection with an investigation, proceeding or other matter that has not been resolved without liability to Seller and the Business following the Closing, or (ii) notice that Seller or any Affiliate of Seller (in respect of the Business or any of their predecessors) has been or may be identified in any litigation, administrative proceeding or investigation as a responsible party or a potentially responsible party for any liability under any Legal Requirement with respect to the generation, use, handling, storage, transportation, treatment, release, discharge, emission, spillage or disposal of any chemical, Hazardous Substance, or waste containing any chemical or Hazardous Substance.

                  (c) Except as disclosed in Schedule 3.18, neither Seller nor any Affiliate of Seller (in respect of the Business or any of their predecessors), has filed any notice under any Legal Requirement reporting a release of a chemical, Hazardous Substance, or waste containing any chemical or Hazardous Substance into the environment.

                  (d) Except as disclosed in Schedule 3.18, neither Seller nor any Affiliate of Seller (in respect of the Business) or any of their predecessors, has entered into any negotiations, agreements or undertakings with any Person relating to any Remedial Action.

                  (e) There are no underground storage tanks located on the Owned Property. Seller has at all times complied in all material respects with all Legal Requirements applicable to any such tanks previously located on the Owned Property, including without limitation, those governing removal or abandonment of underground storage tanks.

                  (f) No asbestos, asbestos-containing materials, polychlorinated biphenyls (PCBs) or PCB wastes are now located, contained, used or stored in or at the Owned Property (including the buildings, structures and all improvements and machinery and equipment thereon or thereat), other than materials (x) the presence of which does not violate applicable Legal Requirements and (y) are not required to be remediated pursuant to applicable Legal Requirements.

         3.19 Transactions with Affiliates. Set forth in Schedule 3.19 hereto is a true, correct and complete list and description of (i) each Contract to which any Affiliate of Seller is a party or which benefits any Affiliate of Seller and (ii) all goods and services provided to the Business by Affiliates of Seller in 2000 and 2001.

         3.20 Employees; Labor Relations. (a) Schedule 3.20 sets forth a complete and correct list of all employees of Seller and independent contractors who provide services to the Business as of the date hereof ("Business Employees"), including for each such person his or her (i) name, (ii) job title and description, (iii) hire date, (iv) status as a full-time, part-time or temporary employee, (v) base salary or wage rate and (vi) 2001 bonus.

                  (b) None of the Business Employees are covered by a collective bargaining agreement or bound by any other agreement with a labor union. No Business Employee is or has been represented by a union or other bargaining agent and, to the Knowledge of Seller, no employee organizing efforts are pending with respect to Business Employees. Since January 1, 1999 there has been no strike, work slowdown or other material labor dispute with respect to Business Employees, and, to the Knowledge of Seller, no strike, work slowdown or other material labor dispute involving any of the Business Employees is pending or threatened. There are no unfair labor practice claims or charges pending or involving Seller with respect to the Business Employees.

                  (c) Seller is in compliance in all material respects with all applicable Legal Requirements relating to labor and employment practices with respect to the Business Employees, including but not limited to those relating to terms and conditions of employment, wages, hours, discrimination, occupational safety and health, wage and hour, and the withholding or payment of any federal, state or local taxes. No discrimination proceeding or other legal proceeding of any kind with respect to the Business Employees is pending, and Seller has no Knowledge of any such potential claim.

         3.21 Employee Benefits. (a) Schedule 3.21(a) sets forth a complete and correct list of (i) any "employee benefit plan" within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) any other employee benefit plan, arrangement or policy, including without limitation, any stock option, stock purchase, stock award, phantom stock, stock appreciation, deferred compensation, pension, retirement, savings, profit sharing, incentive, bonus, health, life insurance, cafeteria, flexible spending, dependent care, fringe benefit, vacation pay, holiday pay, disability, sick pay, workers compensation, unemployment, severance, employee loan or educational assistance plan, arrangement or policy, and (iii) any employment, indemnification, consulting, severance or change-in-control agreement, in each case, which covers any of the Business Employees, whether or not written ("Benefit Plans"). Seller has not communicated to the Business Employees or formally adopted or authorized any additional Benefit Plan or any change in or termination of any existing Benefit Plan.

                  (b) Seller has delivered to Purchaser complete and correct copies of each Benefit Plan, or written summaries of any unwritten Benefit Plan, the current summary plan description for each Benefit Plan, and any employee handbook, manual or policy statements applicable to the Business Employees.

                  (c) There is currently no audit or investigation by any Governmental Authority or any claim (other than routine claims for benefits in the ordinary course), action, suit or proceeding against or involving any Benefit Plan.

                  (d) Since January 1, 2001, there has been no change in any Benefit Plan, or its related funding vehicle, which would significantly increase Seller's cost, or the benefits payable, with respect to Business Employees under such plan.

         3.22 Brokers or Finders. Except as set forth on Schedule 3.22, No broker or finder is entitled to any brokerage or other fee from Purchaser (or any of its Affiliates) based upon arrangements made by or on behalf of Seller (or any Affiliate of Seller) in connection with the transactions contemplated hereby or in the Ancillary Agreements.

         3.23 Material Information. Seller has not omitted to state to Purchaser any material fact which if disclosed could reasonably be expected to affect the decision of a Person considering an acquisition of the Business or the Acquired Assets.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Seller as follows:

         4.1 Organization, Existence and Standing of Purchaser. Purchaser and Rockwood are corporations duly organized, validly existing, and in good standing under the laws of the state of Delaware.

         4.2 Capacity; Authorization. Purchaser and Rockwood have full corporate power and authority to execute, deliver and perform this Agreement, the Ancillary Agreements to which Purchaser or Rockwood, as the case may be, is a party and to consummate the transactions contemplated hereby and thereby to be consummated by Seller or Rockwood, as the case may be. The execution, delivery and performance by Purchaser and Rockwood of this Agreement and the Ancillary Agreements to which Purchaser or Rockwood, as the case may be, is a party and the consummation of the transactions contemplated hereby and thereby have been authorized by all necessary action on the part of Purchaser and Rockwood, as the case may be, and do not and will not (i) contravene or violate the certificate of incorporation or by-laws of Purchaser or Rockwood; (ii) conflict with, violate, result in a breach or termination of, result in any default under, entitle any Person (with due notice or lapse of time or both) to terminate, cancel, accelerate, modify or call a default with respect to, or require the consent of any Person under, any contract, agreement, mortgage, lien, lease, order, arbitration award, judgment or decree or other commitment to which Purchaser, Rockwood or any Affiliate of Purchaser or Rockwood is a party or by which Purchaser, Rockwood, any Affiliate of Purchaser or Rockwood or any of their Assets is bound or result in the acceleration of the due date of any liability or obligation of Purchaser, Rockwood or any Affiliate of Purchaser or Rockwood; (iii) require Purchaser, Rockwood or any Affiliate of Purchaser or Rockwood to obtain, secure or make any Approval or Consent; or (iv) conflict with, or result in a breach of, any Legal Requirement to which Purchaser, Rockwood or any Affiliate of Purchaser or Rockwood is subject. No Consent or other action by the shareholders or other security holders of Purchaser, Rockwood or any Affiliate of Purchaser or Rockwood is required in connection with the execution, delivery and performance by Purchaser or Rockwood of this Agreement or the Ancillary Agreements to which Purchaser or Rockwood is a party which has not been irrevocably and unconditionally obtained. This Agreement and the Ancillary Agreements to which Purchaser or Rockwood is a party have been duly executed and delivered by Purchaser or Rockwood, as the case may be. This Agreement and the Ancillary Agreements to which Purchaser or Rockwood is a party constitute the legal, valid and binding obligation of Purchaser or Rockwood, as the case may be, enforceable against Purchaser or Rockwood, as the case may be, in accordance with their respective terms except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization or affecting creditors' rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

         4.3 Brokers or Finders. No broker or finder is entitled to any brokerage or other fee from Seller (or any of its Affiliates) based upon arrangements made by or on behalf of Purchaser (or any Affiliates of Purchaser) in connection with the transactions contemplated hereby or in the Ancillary Agreements.

                                    ARTICLE V

                            COVENANTS OF THE PARTIES

         5.1 Covenants of Seller. Seller and Parent jointly and severally covenant and agree with Purchaser as follows:

                  (a) Liabilities and Obligations. Seller shall fully pay and discharge all of its obligations and liabilities (other than Assumed Liabilities), including without limitation, accounts payable, arising from the operation of or with respect to the Business as they become due. Seller has complied with the provisions of Section 44-19-22 of the Rhode Island General Laws as they relate to the transactions contemplated hereby.

                  (b) Enforcement of Confidentiality and Non-Competition Agreements. Seller and Parent agrees to use their best efforts to enforce, or to permit Purchaser to enforce in the name of Seller or Parent (or the appropriate Affiliate of Seller or Parent, as the case may be), in each case for the benefit and at the expense of Purchaser and its successors and assigns, at Purchaser's request from time to time, any rights of Seller, Parent or Affiliates of Seller or Parent under agreements or contracts that require other Persons to hold confidential and/or not use to some extent any Assets included in the Acquired Assets or other confidential information, intellectual property or trade secrets used in the Business or to not compete in some fashion with the Business. Without limitation of its obligations under the preceding sentence, Seller and Parent shall from time to time at the request of Purchaser assign (or cause its Affiliates to assign) to Purchaser its (or their) rights under any such agreements or contracts to the extent relating to the Business (to the extent it may legally assign such rights).

                  (c) Referral of Inquiries. Seller and its Affiliates will refer all Persons making inquiries regarding the Business to Purchaser and shall promptly notify Purchaser of the name of each such Person and the nature of the inquiry.

                  (d) Payments. If Seller or its Affiliates receive a payment on account of sales of services made by or on behalf of Purchaser, they will promptly turn such payment over to Purchaser. Seller hereby appoints Purchaser its attorney-in-fact endorse in Seller's name for payment to Purchaser all checks and other instruments made to the order of Seller representing payment for Receivables or goods and services sold by Seller or its Affiliates.

                  (e) Books and Records. Seller will (and will cause its Affiliates to), for a period of five years after the Closing Date, retain and make available to Purchaser and its representatives for examination and copying, at Purchaser's expense and upon reasonable notice, all Tax and accounting records relating to the Business. Such records may be destroyed or disposed of prior to the end of such five year period, provided that written notice thereof is first given to Purchaser and Purchaser is afforded the reasonable opportunity to make copies of all or any part of such records.

                  (f) Databases and Software. Seller will (and will cause its Affiliates to) transfer to Purchaser at Purchaser's request computer databases containing information relating to the Business. Seller hereby grants to Purchaser a fully-paid, perpetual, royalty-free right and license to use any software currently used by Seller relating to the Business. Seller will supply such databases and software to Purchaser in such format as Purchaser shall reasonably request (with any out-of-pocket conversion cost to be borne by Seller).

                  (g) Name Change. Contemporaneous with the Closing, Purchaser shall change its name to a name dissimilar to "American Silicon Products".

                  (h) Lock Boxes. Parent and Seller will cooperate with Purchaser in establishing arrangements to forward to Purchaser checks, deposits or other funds sent to (or deposited in) lock boxes of Seller and Parent that constitute (x) the proceeds of Receivables or (y) payments for goods and services sold by Purchaser or it Affiliates.

                  (i) Sales Representative Agreements. Seller will, immediately following the Closing, terminate the Excluded Sales Representative Agreements. Purchaser shall control any dispute with the counterparties to the Excluded Sales Representative Agreements in connection with such termination, and shall be responsible (and indemnify Seller) for all costs associated with such termination. Parent and Seller shall cooperate with Purchaser in seeking to minimize such costs.

         5.2 Purchaser Covenants. (a) Purchaser covenants that it shall fully pay and discharge all Assumed Liabilities.

                  (b) Purchaser will for a period of five years after the Closing Date, retain and make available to Seller and its representatives for examination and copying, at Seller's expense and upon reasonable notice, all Tax and accounting records relating to the Business and included in the Acquired Assets. Such records may be destroyed or disposed of prior to the end of such five year period, provided that written notice thereof is first given to Seller and Seller is afforded the reasonable opportunity to make copies of all or any part of such records.

         5.3 Mutual Covenants. Purchaser covenants and agrees with Seller, and Seller and Parent jointly and severally covenant and agree with Purchaser, that:

                  (a) Cooperation. Seller and Parent, on the one hand, and Purchaser, on the other hand, will promptly give notice to the other upon becoming aware that any investigation, review, action, suit or other proceeding is pending or threatened by or before any court or arbitrator, or any other governmental, administrative or judicial authority or body, in each case, with respect to the transactions contemplated by this Agreement or the Ancillary Agreements. Seller and Parent, on the one hand, and Purchaser, on the other hand, (i) will cooperate with each other in connection with the prosecution, investigation or defense of any such investigation, review, action, suit or proceeding, (ii) will supply promptly all information reasonably and legally requested by the other, by any such court or arbitrator or other governmental, administrative or judicial authority or body or by any party to any such investigation, review, action, suit or proceeding and (iii) will each use their reasonable efforts to cause any such investigation, review, action, suit or proceeding to be determined as promptly as practicable and in a manner which does not impact adversely on, and is consistent with, the transactions contemplated by this Agreement and the Ancillary Agreements.

                  (b) Further Assurances. From time to time after the Closing and without further consideration, the parties will execute and deliver, or arrange for the execution and delivery of, such other instruments of conveyance and transfer or other instruments or documents and take or arrange for such other actions as may reasonably be requested to complete more effectively any of the transactions provided for in this Agreement or the Ancillary Agreements.

         5.4 Covenant Not-to-Sue. Seller and Parent jointly and severally covenant and agree with Purchaser that neither they nor any of their Affiliates will assert any claim that (x) the use by Purchaser and its Affiliates of the Technology, (y) the operation of the business of Purchaser and its Affiliates in a matter consistent with the past and present operation of the Business by Seller, or (z) the manufacture, sale, distribution or use by Purchaser and its Affiliates and representatives and their customers of Wafers that are polished, refurbished and/or reclaimed by Purchaser and its Affiliates in a manner consistent with the past and present operation of the Business by Seller, violates any patent or other intellectual property right of Seller, Parent or any Affiliates of Seller or Parent.

                                   ARTICLE VI

                              ADDITIONAL COVENANTS

         6.1 Non-Solicitation of Employees. Seller and Parent jointly and severally agree that for a period of three years following the Closing (the "Non-Compete Period"), neither these nor any of their Affiliates will solicit for employment any Transferred Employee who is or has been employed by Purchaser or an Affiliate of Purchaser, at, or at any time within one year prior to, the time of the act of solicitation.

         6.2 Non-Competition. Seller and Parent jointly and severally agree that during the Non-Compete Period, neither Seller, Parent nor any Affiliate of Seller or Parent will, to the maximum extent not violative of applicable Legal Requirements, anywhere in the United States or Canada directly or indirectly engage in, assist any other Person engaging in, or own of record or beneficially any profits or voting interest in any Person that engages in, (x) the provision of Wafer polishing, refurbishing and/or reclaiming services to other Persons or
(y) the sale of reclaimed and/or refurbished Wafers or scrap Wafers. For the avoidance of doubt, the foregoing shall not prohibit Parent and its Affiliates from polishing or otherwise treating material containing silicon that are to be incorporated into parts or assemblies manufactured by them (other than, in each case, Wafers and scrap Wafers). The foregoing sentence shall not prohibit the Seller, Parent and their Affiliates from owning (in the aggregate) up to 5% of the issued and outstanding capital stock of any Person, which capital stock is regularly traded on a national securities exchange or in an over the counter market. In addition to the foregoing provisions of this Section, this Section shall be deemed to include sets of additional, separate covenants, one set applicable to each of Seller, Parent and each of their Affiliates, such sets of additional separate covenants to include (i) with respect to each such Person, covenants applicable to each state, county and city in the United States of America and each province, city and other geographic governmental subdivision in Canada and (ii) with respect to each such state, county, province and geographic governmental subdivision, covenants applicable to the entire Non-Compete Period and each period which commences on the first day of the Non-Compete Period and ends on an anniversary of such commencement date which is prior to the last day of the Non-Compete Period, and, except for the Person covered, geographic coverage and time period covered, each such separate covenant shall be deemed identical to the covenant contained in the first sentence of this Section 6.2. Seller and Parent agree that (i) if after the date hereof a Person that is an Affiliate of Seller or Parent on or at anytime following the date hereof ceases to be an Affiliate of both Seller and Parent, the provisions of this Section will continue to apply (and be binding upon) such former Affiliate (and all Persons controlled by such former Affiliate) until the later of (x) the date such Person ceases to be such an Affiliate and (y) the second anniversary of the date hereof, and prior to the time that such an Affiliate ceases to be an Affiliate, Parent and Seller shall cause such Affiliate to execute and deliver to Purchaser an instrument in form and substance reasonably satisfactory to Purchaser pursuant to which the Affiliate agrees to be bound until the second anniversary hereof by the provisions of this Article VI as if it were an Affiliate of Seller and (ii) until the second anniversary of the date hereof, no Affiliate of Parent or Seller may sell, transfer or otherwise dispose of all or substantially all of its assets unless prior thereto the transferee executes and delivers to Purchaser an instrument in form and substance reasonably satisfactory to Purchaser, pursuant to which the transferee agrees that it and all Persons that it controls will be bound until the second anniversary hereof by the provisions of this Article VI as if it were an Affiliate of Seller until the second anniversary hereof. For the avoidance of doubt, in the case of former Affiliates and transferees described in the preceding sentence, the provisions of this Article VI will not apply to Persons controlling or under common control with such former Affiliate or transferee. Notwithstanding the foregoing, the provisions of Article VI shall not apply to International Semiconductor Products Pte. Ltd. after such time as it ceases to be an Affiliate of Parent.

         6.3 Relief, Reformation; Severability. Seller agrees that the restrictive covenants in Sections 6.1 and 6.2 hereof are reasonable and may be enforced by specific performance or otherwise. Seller shall not raise any issue of reasonableness as a defense in any proceeding to enforce any of such covenants. In the event that, notwithstanding the foregoing, a covenant included in Sections 6.1 and 6.2 of this Agreement shall be deemed by any court to be unreasonably broad or violative of applicable law in any respect, it shall be modified in order that it be reasonable and/or not violative of applicable law, as the case may be, and shall be enforced accordingly. Without limitation of the foregoing, in the event that, notwithstanding the foregoing, in any judicial proceeding, a court shall refuse to enforce any of the covenants contained in
Section 6.1 or Section 6.2, then the unenforceable covenant shall be deemed eliminated from the provisions of this Agreement for the purpose of those proceedings to the extent necessary to permit such covenant and the remaining covenants to be enforced.

                                   ARTICLE VII

                                   THE CLOSING

         7.1 Date and Time. The closing of the transactions contemplated hereunder (the "Closing") will take place at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York 10004, at 10:00 a.m., Eastern Standard Time, on February 28, 2002. The date on which the Closing occurs is referred to herein as the "Closing Date." The Closing shall be deemed to be effective between the parties as of 11:59 p.m.
(E.S.T.) on the Closing Date.

         7.2 Seller's Closing Documents. At the Closing, Seller shall deliver to Purchaser the following instruments and documents:

                  (a) bills of sale, warranty deeds in respect of the Owned Property in proper form for recording, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form and substance reasonably satisfactory to Purchaser, to transfer to Purchaser (or its designee(s)) all right, title and interest of Seller and its Affiliates in and to the Acquired Assets as provided herein;

                  (b) (x) copies of resolutions adopted by the Board of Directors of Seller and Parent, and Parent as the sole shareholder of Seller, certified as of the Closing Date by the Secretary of Seller or Parent, as the case may be, approving the execution and delivery of this Agreement, the Ancillary Agreements to which Seller is a party and the performance by Seller or Parent, as the case may be, of its obligations hereunder and thereunder; and (y) a certificate of good standing in respect of Seller issued by the Delaware Secretary of State.

                  (c) instruments provided by the Financing Parties setting forth the total amount required to be paid by Seller and its Affiliates to (x) fully discharge all indebtedness and obligations of Seller under the Financing Agreements and Capital Leases and (y) fully discharge and release all Liens in favor of the Financing Parties in the Acquired Assets (the "Pay-Off Letter"), together with documentation reasonably satisfactory to Purchaser that the Financing Parties have consented to the transactions contemplated hereby;

                  (d) U.C.C. termination statements in recordable form and other appropriate releases, in form and substance satisfactory to Purchaser, with respect to all recorded Liens in the Acquired Assets, including without limitation the Financing Liens;

                  (e) instruments of assignment, duly executed by Seller, of all Intellectual Property listed in Part A of Schedule 3.11, suitable for filing in the PTO or the appropriate governmental office in other jurisdictions;

                  (f) the Ancillary Agreements, duly executed by Parent and Seller.

                  (g) an opinion of counsel to Seller and Parent, addressed to Purchaser and dated the Closing Date, in form and substance satisfactory to Purchaser;

                  (h) 18-month non-competition and non-solicitation agreements in favor of Purchaser executed by each of Richard Brown and Gilbert Raker;

                  (i) a duly executed certificate that Seller is not a foreign person subject to withholding under Section 1445 of the Code;

                  (j) an instrument executed by American Silicon Products B.V. agreeing to be bound by the terms of Article VI and Section 5.4; and

                  (k) evidence of the compliance by Seller under the provisions of Section 44-19-22 of the Rhode Island General Laws as they relate to the transactions contemplated hereby; and

                  (l)      possession of the Acquired Assets.

                  7.3 Purchaser Closing Documents. At the Closing, Purchaser shall pay (x) to Seller (or the Financing Parties or other Persons, to the extent directed in writing by Seller) the Estimated Purchase Price less the Escrow Deposit by wire transfer of immediately available funds and (y) pay to the Escrow Agent the Escrow Deposit by wire transfer of immediately available funds, and shall deliver to Seller the following instruments and documents:

                  (a) (x) copies of resolutions adopted by the Board of Directors of Purchaser, certified as of the Closing Date by the Secretary of Purchaser approving the execution and delivery of this Agreement and the Ancillary Agreements and the performance by Purchaser of its obligations hereunder and thereunder; and (y) a certificate of good standing in respect of Purchaser and Rockwood issued by the Delaware Secretary of State.

                  (b) an instrument of assumption, in form and substance satisfactory to Seller, duly executed by Purchaser (or its designee(s)), pursuant to which Purchaser (or its designee(s)) assumes the Assumed Liabilities;

                  (c) the Ancillary Agreements, duly executed by Purchaser; and

                  (d) an opinion of counsel to Purchaser (who may be in-house counsel), addressed to Seller and Parent and dated the Closing Date, in form and substance reasonably satisfactory to Seller.

                                  ARTICLE VIII

                                 INDEMNIFICATION

         8.1 Survival of Representations and Warranties. The representations, warranties, statements, certifications, covenants and agreements contained in or made pursuant to this Agreement or any Schedule hereto will indefinitely survive (and not be affected in any way by) the Closing or any investigation and inquiry made (or omitted) by or on behalf of Rockwood, Purchaser, Parent, Seller, or their representatives or any information that any party or their representatives may receive, except that the representations and warranties contained in Article III (other than those contained in Sections 3.1, 3.2, 3.6(b), 3.9(a), 3.10, 3.11(h), 3.11(k), 3.18 and 3.22) shall terminate on
March 31, 2004 (provided, however; that such representations and warranties shall survive to the extent a claim for indemnification or other claim based upon, resulting from or arising out a breach or inaccuracy of such a representation and warranty is made prior to such date until such claim is finally resolved).

         8.2 Seller's Indemnification Obligation. Seller and Parent shall jointly and severally indemnify and hold harmless Purchaser and its Affiliates and the respective directors, officers and employees of the foregoing Persons ("Purchaser Indemnified Parties") from and against:

                  (i) any and all liabilities, obligations, losses, damages, claims, actions, Liens, deficiencies and Remedial Actions ("Losses") which exist, or which are imposed on, incurred by or asserted against any one or more of the Purchaser Indemnified Parties,

                           (1) based upon, resulting from or arising out of, or
                  as to which there was, any breach or inaccuracy of any (x) representation or warranty, or (y) agreement or covenant, in each case made by Seller or Parent in this Agreement, any Schedule hereto, or any Ancillary Agreement,

                           (2) constituting, based upon, resulting from or
                  arising out of, (x) Retained Liabilities, or (y) without limitation of clause (x), liabilities or obligations of the Business or Seller (or their predecessors) arising with respect to periods prior to Closing,

                           (3) based upon, resulting from or arising out of
                  (Losses described in (a) through (e) of this clause (3) are referred to herein as "Environmental Liabilities"):

                                    (a) any generation, use, handling, storage,
                           treatment, transportation, release, discharge, emission, spillage or disposal by any Person of any chemical, Hazardous Substance or waste containing any chemical or Hazardous Substance occurring (x) at or prior to the Closing at any Owned Property, or (y) at any other real property in which Seller (or its predecessors) has or at any time in the past, has had, an interest,

                                    (b) any pollution or contamination of air,
                           soil, groundwater, surface water, buildings, structures, improvements and machinery and equipment by or with any chemical, Hazardous Substance or waste containing any chemical or Hazardous Substance at or on, or as a result of migration from, any Owned Property, at or prior the Closing,

                                    (c) without limitation of clause (b), the
                           presence of asbestos, asbestos-containing materials, polychlorinated biphenyls (PCBs) or PCB wastes in or at the Owned Property (including the buildings, structures and all improvements and machinery and equipment thereon or thereat, other than materials
                           (x) the presence of which as of the Closing does not violate applicable Legal Requirements and (y) are not required as of the Closing to be remediated pursuant to applicable Legal Requirements),

                                    (d) any off-site storage, transportation,
                           release, discharge, emission, spillage or disposal of any chemical, Hazardous Substance or waste containing any chemical or Hazardous Substance by Seller or any of its Affiliates (or their predecessors), their agents, employees or Persons or entities with whom they have had a contractual or other relationship (acting pursuant to such contractual or other relationship), or

                                    (e) any violation or non-compliance by
                           Seller or its Affiliates with Legal Requirements for the protection of health or the environment, or

                           (4) arising under or in connection with any employee
                  benefit plan, policy or arrangement (whether or not subject to ERISA) maintained or contributed to by Seller or an ERISA Affiliate, including without limitation any Benefit Plan; and

                  (ii) any cost or expense (including without limitation settlement costs and reasonable attorneys', accountants' and experts' fees and court costs) incurred by Purchaser Indemnified Parties in connection with any of the foregoing (including, without limitation, any reasonable cost or expense incurred by Purchaser Indemnified Parties in enforcing their rights pursuant to this Section 8.2).

Without limitation of clause (i)(1) above, claims for indemnification under clauses (i)(2)-(4) (and, to the extent related to such claims, clause (ii)) above may be made regardless of whether or not the matter giving rise to such claims would constitute a breach of a representation and warranty made in
Article III hereof. Claims for indemnification under this Section 8.2 may be made notwithstanding any matter disclosed on any Schedule hereto (other than Section 8.2(i)(1)(x) to the extent the relevant Schedules qualify the representations and warranties that are the subject of the indemnification claim). No Purchaser Indemnified Party shall be required to make any claim or demand against any other Person prior to the making of any claim or demand for indemnification or at any other time.

         8.3 Purchaser Indemnification Obligation. Purchaser and Rockwood shall jointly and severally indemnify and hold harmless Seller, its Affiliates and the respective directors, officers and employees of the foregoing Persons ("Seller Indemnified Parties") against:

                  (i) any and all Losses which exist or which are imposed on, incurred by or asserted against any one or more of the Seller Indemnified Parties

                           (1) based upon, resulting from or arising out of, or
                  as to which there was, any breach or inaccuracy of any (x) representation or warranty, or (y) agreement or covenant made by Purchaser in or pursuant to this Agreement, or any Schedule hereto or any Ancillary Agreement,

                           (2) constituting, based upon, resulting from or
                  arising out of Assumed Liabilities (including Assumed Contracts), or

                           (3) arising out of the operation of the Business by
                  Purchaser (or its designee) following the Closing and asserted against such Seller Indemnified Party as a consequence of the transactions contemplated hereby.

                  (ii) any cost or expense (including without limitation settlement costs and reasonable attorneys', accountants' and experts' fees and court costs) incurred by Seller Indemnified Parties in connection with the foregoing (including, without limitation, any reasonable cost or expense incurred by Seller Indemnified Parties in enforcing their rights pursuant to this Section 8.3).

No Seller Indemnified Party will be required to make any claim or demand against any other Person prior to the making of any claim or demand for indemnification or at any other time.

         8.4      Procedure for Indemnification Claims.

                  (a) Purchaser Indemnified Parties and Seller Indemnified Parties are referred to herein as "Indemnified Parties," and the Persons from whom indemnification may be sought pursuant to Sections 8.2 and 8.3 are referred to herein as "Indemnifying Parties."

                  (b) If at any time an Indemnified Party determines to assert a right to indemnification hereunder, the Indemnified Party will give to the Indemnifying Party written notice of such determination.

                  (c) Within 10 days after receipt of any notice referred to in paragraph (b) above, the Indemnifying Party will (i) acknowledge in writing its responsibility for all or part of such matter for which indemnification is sought under this Article VIII, and pay or otherwise satisfy the portion of such matter as to which responsibility is acknowledged or take such other action as is satisfactory to the Indemnified Party to provide reasonable assurances to the Purchaser Indemnified Parties for the performance of its obligations hereunder, and/or (ii) give written notice to the Indemnified Party of its intention to dispute or contest all or part of such responsibility. Upon delivery of such notice of intention to contest, the parties will negotiate in good faith to resolve as promptly as possible any dispute as to responsibility for, or the amount of, any such matter.

                  (d) Each party hereto shall cooperate in good faith with, make its relevant files and records available for inspection and copying by, and make its employees available and otherwise render reasonable assistance to, the other parties in their defense of any such claims. Each Indemnifying Party shall have the right, at its sole expense, to control the defense of any claim brought by any third party (as to which indemnification is sought pursuant to this Article
VIII) with counsel of such Indemnifying Party's choice that is reasonably satisfactory to the Indemnified Party, and shall have the right to settle or otherwise protect against the imposition of liability with respect to such claim, in each case if such Indemnifying Party shall have taken the action described in clause (i) of the first sentence of Section 8.4(c) with respect to such claim; provided, however, that:

                           (i) the Indemnified Parties shall be entitled to participate in the defense of such claim and to employ counsel at their own expense to assist in the handling of such claim and shall have the right, but not the obligation, to assert any and all cross-claims and counterclaims they may have;

                           (ii) such Indemnifying Party shall obtain the prior written approval of each Indemnified Party, which approval shall not be unreasonably withheld, before entering into any settlement of any such claim or ceasing to defend against any such claim, if pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against such Indemnified Party or (if such Indemnified Party is a Purchaser Indemnified Party) such settlement or cessation could, in the reasonable opinion of Purchaser, have a material adverse effect upon the Business as conducted by Purchaser (or its designee);

                           (iii) such Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party named (or reasonably likely to be named) as a potential party to the relevant action or proceeding of a release from all liability in respect of such claim;

                           (iv) at the election of the Indemnified Party, such Indemnifying Party and Indemnified Party shall have joint control over the defense or settlement of any such claim, each party to employ counsel at its own expense, to the extent such claim seeks an order, injunction or other equitable relief against such Indemnified Party or, if such Indemnified Party is a Purchaser Indemnified Party, to the extent such claim could, in the reasonable opinion of Purchaser, have a material adverse effect upon the business of Purchaser; and

                           (v) the Purchaser Indemnified Parties shall control the defense of, and have the right to settle or otherwise protect against the imposition of liability with respect to, any such claim based upon, resulting from or arising out of breaches or inaccuracies of representations, warranties or statements contained in Section 3.18 hereof, or made pursuant to Section 8.2(i)(3), in each case to the extent relating to the Owned Property, provided that (x) Purchaser Indemnified Parties shall obtain the prior written approval of each Indemnifying Party, which approval shall not be unreasonably withheld, before entering into any settlement of any such claim and (y) all Remedial Actions that are the subject of such an indemnification claim shall be performed in a commercially reasonable manner.

In the event the Indemnifying Party shall fail to defend, contest or otherwise protect against the imposition of any such damages as to any such claim, the Indemnified Party shall have the right, but not the obligation, to defend, contest or assert any cross-claim or counterclaim or otherwise protect against such claim and may make any compromise or settlement thereof and recover from and be indemnified by the Indemnifying Party for the entire reasonable cost thereof including, without limitation, from legal expenses, disbursements and all amounts paid as a result of such matter. If the Indemnifying Party does not take the action described in clause (i) of the first sentence of Section 8.4(c) with respect to a claim, the Indemnified Party shall, without limitation of its rights under this Article VIII, retain sole control over the defense or settlement of such claim.

                  (e) The rights of the Indemnified Parties under this Article VIII are in addition to all other rights or remedies the Indemnified Parties may have under this Agreement or otherwise and will continue in effect notwithstanding any statute of limitations that would otherwise bar the exercise of such rights, provided that the rights of the parties under clauses (i)(1)(x) of the first sentences of each Sections 8.2 and 8.3 shall be the exclusive remedy of the Indemnified Parties for breaches of representations and warranties contained in Articles III and IV herein.

         8.5 Limitation on Indemnification. (a) Notwithstanding the provisions of Section 8.2, Seller and Parent shall not be required to indemnify Purchaser Indemnified Parties pursuant to clause (i)(1)(x) of the first sentence of Section 8.2 for Losses arising from breaches of representations and warranties contained in Article III hereof until the total amount of such Losses exceeds $100,000 in the aggregate, whereupon Seller and Parent shall indemnify Purchaser Indemnified Parties for the full amount of such Losses in excess of such $100,000 threshold (provided that the provisions of this Section 8.5(a) shall not apply to Losses arising from breaches of representations and warranties contained in Sections 3.1, 3.2, 3.6(b), 3.7, 3.10, 3.11(h), 3.11(k)
and 3.22).

                  (b) Notwithstanding the provisions of Section 8.2, (i) Seller and Parent shall not be required to indemnify Purchaser Indemnified Parties pursuant to clause (i)(1)(x) of the first sentence of Section 8.2 for Losses to the extent that as a result of such indemnification the cumulative indemnification payments of Seller and Parent with respect to all claims under clause (i)(1)(x) of the first sentence of Section 8.2 would exceed the Purchase Price and (ii) Purchaser and Rockwood shall not be required to indemnify Seller Indemnified Parties pursuant to clause (i)(1)(x) of the first sentence of
Section 8.3 for Losses to the extent that as a result of such indemnification the cumulative indemnification of Purchaser and Rockwood with respect to all claims under clause (i)(1)(x) of the first sentence of Section 8.3 would exceed the Purchase Price.

                  (c) No claim for indemnification may be made in the first instance pursuant to clause (i)(1)(x) of the first sentence of Section 8.2 after the representation and warranty giving rise to such claim has terminated (provided that such claims made prior to such termination shall not be affected by the provisions of this paragraph).

                  (d) No claim for indemnification shall be made by Purchaser Indemnified Parties for Losses described on Exhibit B.

                                   ARTICLE IX

                                EMPLOYEE MATTERS

         9.1 Transferred Employees. Purchaser shall offer employment to the Transferred Employees effective as of immediately following the Closing Date. Seller will not discourage or otherwise interfere with Purchaser's efforts to cause Transferred Employees to accept employment with Purchaser.

         9.2 Employee Liabilities. Seller shall be responsible for, covenants to pay or otherwise discharge, and shall indemnify and hold harmless, Purchaser against any liability, claim or obligation (including reasonable attorney's fees) relating to or arising out of the employment or termination of employment of any Business Employees (including the Transferred Employees, but excluding any severance payable pursuant to Seller's normal policies to employees of the Business (other than Richard Brown) not offered employment by Purchaser (or its designee) immediately following the Closing, which severance shall be (x) agreed in writing by Purchaser and Seller at the Closing and (y) reimbursed by Purchaser to Seller) ("Reimbursed Severance") with respect to periods of employment or termination of employment on or prior to the Closing Date, including, without limitation, any accrued payroll, bonus or incentive compensation, vacation pay, sick pay, termination pay, severance pay, pay-in-lieu-of-notice, notice requirements (including any notice requirements under the Worker Adjustment Retraining and Notification Act), unemployment benefits, workers compensation benefits, or any other benefits (whether or not under the Benefit Plans) to which such Business Employees may be entitled as a result of his or her employment by Seller on or prior to the Closing Date, or the termination of such employment as a result of the transactions contemplated by this Agreement.

         9.3 Benefit Plans. Seller shall be responsible for all claims incurred on or prior to the Closing Date by Transferred Employees and their covered beneficiaries under Seller's welfare and fringe benefits plans in accordance with the terms of such plans. Purchaser shall be responsible for all claims incurred after the Closing Date by Transferred Employees and their covered beneficiaries under Purchaser's welfare and fringe benefits plans in which the Transferred Employees participate in accordance with the terms of such plans. For purposes of this Section 9.3, a health care claim shall be deemed to be incurred when the services giving rise to the claim are performed and not when the employee is billed for such services or submits a claim for benefits.

         9.4 COBRA Coverage. Seller shall provide continuation coverage required by COBRA to all employees and former employees of Seller and their covered beneficiaries who are entitled to COBRA coverage with respect to "qualifying events" (as defined in Section 4980B of the Code) which are incurred on or prior to the Closing Date and Seller agrees to pay and be responsible for all liability, cost, expense, taxes and sanctions under Section 4980B of the Code, and interest and penalties imposed upon, incurred by, or assessed against Purchaser or Seller that arise by reason of or relate to any such failure to comply with COBRA. Purchaser shall provide any COBRA coverage with respect to any Transferred Employees and their covered beneficiaries who are entitled to COBRA coverage with respect to "qualifying events" that are incurred after the Closing Date under any group health plan of Purchaser in which each Transferred Employees participate.

         9.5 Employer Contributions. Seller shall fully vest or cause to be fully vested as of the Closing Date any amounts in the accounts of the Transferred Employees attributable to employer matching contributions or other employer contributions under any Benefit Plan.

         9.6 General. Nothing in this Article IX or elsewhere in this Agreement shall be construed as (i) conferring any legal rights upon any Transferred Employee for continuation of employment by Purchaser or its Affiliates, (ii) obligating Purchaser to any Transferred Employee in any manner for any payment upon discontinuation of employment by Purchaser, (iii) requiring Purchaser to implement, or limiting the rights of Purchaser to amend or discontinue, any fringe benefit plan, program or practice or any other employee benefit plan of any nature whatsoever or (iv) conferring upon any Transferred Employee any rights or remedies under this Agreement (including without limitation under this Article IX).

                                    ARTICLE X

                               GENERAL PROVISIONS

         10.1 Expenses. Purchaser and its Affiliates, on the one hand, and Seller and its Affiliates, on the other hand, shall pay their own expenses (including the fees and expenses of their accountants, advisors, and counsel) in connection with negotiating, preparing, closing and carrying out this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. Any sales, use and other transfer taxes and charges applicable to the sale and transfer to, and purchase by, Purchaser of the Acquired Assets will be paid by Seller, provided that all real property transfer taxes applicable to the sale to Purchaser (or its designee) of the Owned Property shall be split between Seller and Purchaser.

         10.2 Notices. Any notice or other communication required or permitted to be given hereunder will be in writing and shall be delivered via an overnight courier such as Federal Express or delivered against receipt (including by confirmed facsimile transmission), as follows:

         (a)      In the case of Purchaser, to:

                  Rockwood Specialties, Inc.
                  100 Overlook Center
                  Princeton, NJ  08540
                  Telecopy:  (609) 514-8722
                  Attn:  Thomas Riordan, Esq.

         with a copy to:

                  James Modlin, Esq.
                  Hughes Hubbard & Reed LLP
                  One Battery Park Plaza

                  New York, New York 10004
                  Telecopy: (212) 422-4726

         (b)      In the case of Seller or Parent, to:

                  SEMX Corporation
                  1 Labriola Court
                  Armonk, New York  10504
                  Telecopy: (914) 273-5860
                  Attn:  President

         with a copy to:

                  Joel Salon, Esq.
                  Salon, Marrow, Dyckman & Newman, LLP
                  685 Third Avenue
                  New York, New York  10017
                  Telecopy: (212) 661-3339

or to such other address as the party may have furnished in writing in accordance with the provisions of this Section. Any notice or other communication shall be deemed to have been given, made and received upon receipt. Either party may change the address to which notices are to be addressed by giving the other party notice in the manner herein set forth.

         10.3     Governing Law; Consent to Jurisdiction.

                  (a) This Agreement shall be governed by the laws of the State of New York, without regard to any conflicts of law rules or principles that would result in the application of the laws of another jurisdiction.

                  (b) Each party hereto, hereby consents to, and confers nonexclusive jurisdiction upon, the courts of the State of New York and the Federal courts of the United States of America located in the County of New York in the State of New York, and appropriate appellate courts therefrom, over any action, suit or proceeding arising out of or relating to this Agreement. Each party hereto hereby waives, and agrees not to assert, as a defense in any such action, suit or proceeding that it is not subject to such jurisdiction or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that this Agreement may not be enforced in or by said courts or that its property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Service of process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the State of New York, provided that notice thereof is provided pursuant to provisions for notice under this Agreement.

         10.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute but one and the same instrument.

         10.5 Headings; Schedules; Exhibits. The headings, subheadings and captions in this Agreement and in any Exhibit or Schedule hereto are for reference purposes only and are not intended to affect the meaning or interpretation of this Agreement. References in this Agreement to particular Sections, Articles, Exhibits or Schedules are references to particular Sections, Articles, Exhibits or Schedules as the case may be, of or to this Agreement. All definitions of terms contained in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined, unless otherwise indicated.

         10.6 Entire Agreement. This Agreement and the agreements and instruments referred to herein contain the entire agreement between the parties hereto with respect to its subject matter and supersedes all negotiations, prior discussions, agreements, arrangements, and understandings, written or oral, relating to the subject matter of this Agreement and there are no other covenants, provisions, agreements, representations or warranties, whether written or oral, among the parties hereto.

         10.7 Third-Party Beneficiaries. This Agreement is not intended to confer upon any other Person any rights or remedies hereunder. The rights of Purchaser Indemnified Parties and Seller Indemnified Parties under Article VIII may be asserted by Purchaser and Seller, respectively.

         10.8 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other party. Notwithstanding the preceding sentence, Purchaser may, at any time, elect to assign all or any part of its right, title and interest in, to and under this Agreement to any Affiliate of Purchaser and/or to any transferee of that part of its business or any Acquired Assets to which such rights relate, and such Affiliate or transferee will succeed to, and be substituted for, and may exercise every such right and power so assigned of Purchaser under this Agreement with the same effect as if such Affiliate or transferee had been named as Purchaser herein. Parent may not sell, transfer or otherwise dispose of all or substantially all of its Assets unless prior thereto the transferee executes and delivers to Purchaser an instrument in form and substance reasonably satisfactory to Purchaser, pursuant to which the transferee guarantees the due and punctual performance of all of Parent's obligations hereunder (provided that Parent shall not be released from its obligations hereunder).

         10.9 Specific Performance. Parent and Seller each recognizes that any breach of the terms of this Agreement (including without limitation, Sections 6.1, 6.2 and 10.10) may give rise to irreparable harm for which money damages would not be an adequate remedy, and that the Acquired Assets and Business are unique and not available on the open market, and accordingly agree that, in addition to all other remedies available to it, Purchaser shall be entitled to enforce the terms of this Agreement (including without limitation Sections 6.1, 6.2 and 10.10) by a decree of specific performance, without the necessity of (x) proving the inadequacy as a remedy of money damages or (y) posting a bond or other surety. The remedies under this Agreement are cumulative.

         10.10 Nondisclosure. Parent and Seller each will, and will cause its employees, agents and representatives and Affiliates to, at all times hold in strictest confidence (x) the Intellectual Property and Technology, and (y) any and all Confidential Information that may have come or may come into their or any such other Persons' possession or within their or such other Persons' knowledge concerning the Acquired Assets and the services, processes, business, suppliers, customers and clients of the Business. In furtherance and not in limitation of the foregoing, Parent and Seller each agrees that it will not, and will cause its Affiliates and each of its employees, agents and representatives (and employees, agents and representatives of their Affiliates), to not for any reason, directly or indirectly, for themselves or any other Person, use or disclose (x) the Intellectual Property and Technology, and (y) any such Confidential Information. As used in this Section 10.10, "Confidential Information" shall mean all information, other than information (x) which is or becomes known to the public, other than through a breach of this Section or (y) is independently developed without regard to Confidential Information.

         10.11 Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement will not be affected thereby and the parties will use all reasonable efforts to substitute one or more valid, legal and enforceable provisions which, insofar as practicable, implement the purposes and intents hereof. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

         10.12 Amendments; Waiver. This Agreement may not be amended or modified except by written agreement of the parties. No breach of any covenant, agreement, representation or warranty made herein shall be deemed waived unless expressly waived in writing by the party who might assert such breach.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                      ROCKWOOD SPECIALTIES, INC.


                                      By: ______________________________________
                                            Name:
                                            Title:



                                      EXSIL, INC.


                                      By: ______________________________________
                                            Name:
                                            Title:



                                      SEMX CORPORATION


                                      By: ______________________________________
                                            Name:
                                            Title:



                                      AMERICAN SILICON PRODUCTS, INC.


                                      By: ______________________________________
                                            Name:
                                            Title:

                                    EXHIBIT A

                               Certain Definitions

         "Acquired Assets" shall have the meaning specified in Section 1.1.

         "Affiliate" shall mean, with respect to a Person, another Person heretofore, now or hereafter, directly or indirectly, through one or more intermediaries, controlled by, under common control with or which controls, the Person specified.

         "Affiliate Process Technology" shall mean all rights of Affiliates of Parent (other than Seller) on the date of the Closing in and to Process Technology.

         "Affiliate Process Technology Rights" shall mean the rights of American Silicon Products B.V. and International Semiconductor Products Pte. Ltd. on the Closing Date in and to Process Technology included in the Technology.

         "Ancillary Agreements" shall mean the Escrow Agreement.

         "Approval" shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval or other action of, or any filing, registration or qualification with, any federal, state, municipal or other governmental, administrative or judicial body, agency or authority.

         "Approved Returns" shall have the meaning specified in Section 2.5.

         "Assets" shall mean all properties, assets, privileges, rights, interests and claims, personal, tangible and intangible, of every type and description.

         "Assumed Contracts" shall have the meaning specified in Section 1.1(f).

         "Assumed Liabilities" shall have the meaning specified in Section 1.4.

         "Benefit Plans" shall have the meaning specified in Section 3.21(a).

         "Business" shall have the meaning specified in the Preamble to this Agreement.

         "Business Employees" shall have the meaning specified in Section
3.20(a).

         "Capital Leases" shall have the meaning specified in Section 2.6.

         "Closing" shall have the meaning specified in Section 7.1.

         "Closing Date" shall have the meaning specified in Section 7.1.

         "Closing Working Capital" shall mean an amount determined as of the Closing Date equal to (i) the Inventory Amount, plus (ii) the Receivable Amount, plus (iii) the Prepaid Amount, minus (iv) the Payables Amount.

         "COBRA" shall mean Section 4980B of the Code or Sections 601 to 608 of ERISA.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "Confidential Information" shall have the meaning specified in Section 10.10.

         "Consent" shall mean any consent or approval of, or notice, declaration, report or statement filed with or submitted to, any Person (other than an Approval).

         "Contract" shall mean any agreement, contract, lease, license agreement, franchise agreement, obligation, instrument or other commitment, arrangement or understanding of any kind (whether written or oral) regarding or affecting the Business, to which Seller or any Affiliate thereof is a party or by which Seller or any Affiliate thereof or any of their property may be bound or affected, including all amendments, modifications, extensions or renewals of any of the foregoing.

         "ERISA" shall have the meaning specified in Section 3.21(a).

         "Environmental Liabilities" shall have the meaning specified in Section 8.2(i)(3).

         "Equipment" shall have the meaning specified in Section 1.1(g).

         "Escrow Agent" shall mean Peapack-Gladstone Bank.

         "Escrow Agreement" shall mean the Escrow Agreement of even date herewith between Purchaser, Seller, and Parent and the Escrow Agent.

         "Escrow Deposit" shall have the meaning specified in Section 2.1.

         "Estimated Purchase Price" shall have the meaning specified in Section 2.2(b).

         "Excluded Assets" shall have the meaning specified in Section 1.2.

         "Excluded Sales Representative Agreements" shall mean (i) the Agreement dated August 1, 2000 between Seller and Sterns & Assoc. Inc. and (ii) the Agreement dated September 1, 2000 between Seller and Hottec Company.

         "Final Closing Statement" shall have the meaning specified in Section 2.2(b).

         "Financial Statements" shall have the meaning specified in Section 3.4(a).

         "Financing Agreements" shall mean any agreements for the extension of credit (including capital leases) (x) pursuant to which Seller has incurred indebtedness for borrowed money, or (y) as to which the credit extended (and other obligations) thereunder is secured by a Lien on any Acquired Assets. Financing Agreements shall include all agreements and instruments ancillary thereto, including agreements or instruments pursuant to which Liens securing credit extended (and obligations arising) thereunder are granted.

         "Financing Liens" shall mean all Liens in Acquired Asset or securities of Seller granted pursuant to Financing Agreements.

         "Financing Parties" shall mean all parties to the Financing Agreements other than Parent and its or Affiliates.

         "Governmental Authority" shall mean any national, federal, state, provincial, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over a party or any of its properties or assets.

         "Hazardous Substance" means any substance, material or waste that (i) is regulated under any Law that concerns the protection of persons, natural resources or the environment, (ii) without limitation of the generality of clause (i), is deemed under or by any Law or Governmental Authority to be "hazardous," "toxic," a "contaminant," "waste," a "pollutant" or words with similar meaning, and includes, without limitation, petroleum and petroleum products, crude oil or any fraction or by-product thereof, PCBs, PCB wastes, asbestos, asbestos containing products and materials and radioactive substances or (iii) the presence of which requires Remedial Action pursuant to applicable Legal Requirements.

         "Indemnified Parties" shall have the meaning specified in Section
8.4(a).

         "Indemnifying Parties" shall have the meaning specified in Section 8.4(a).

         "Intellectual Property" shall have the meaning specified in Section 1.1(b).

         "Interim Balance Sheet" and "Interim Balance Sheet Date" shall have the meanings specified in Section 3.4(a).

         "Interim Income Statement" shall have the meaning specified in Section 3.4(a).

         "Inventory" shall have the meaning specified in Section 1.1(a).

         "Inventory Amount" shall mean the value of Inventory purchased by Purchaser at the Closing conforming to the representations and warranties contained in Section 3.7, calculated in accordance with Section 3.7.

         "Knowledge" shall mean the knowledge of Gilbert Raker, Mark Koch Richard Brown, Marilyn Bollenger, James Wallis, Frank Garcia, Joseph Dacey, Dennis Montanari, John Cabral, Charley Fey, Dan Leber, Andrew Mason, John Nisius, or Debbie Tariela.

         "Laser Technology" shall mean all processes, procedures, proprietary information, know-how and trade secrets relating to the use of lasers to strip film off Wafers.

         "Lease Agreement" shall mean the Lease agreement dated May 11, 2000 between the Seller and Licht Properties, a division of Jacob Licht, Inc., a Rhode Island corporation.

         "Legal Requirement" shall mean any judgment, decree, injunction, order, writ, ruling, law, ordinance, statute, rule, regulation, code or other requirement of any federal, state, municipal or other governmental, administrative or judicial body, agency or authority, or the common law.

         "Liens" shall mean any claims, liens, pledges, encumbrances, mortgages, charges, easements, rights of way, encroachments, security interests, options, or any other rights or interests whatsoever, other than (x) rights of third-parties under Assumed Contracts and (y) in respect to the Owned Property, Permitted Encumbrances.

         "Losses" shall have the meaning specified in Section 8.2(i).

         "Machinery" shall have the meaning specified in Section 1.1(g).

         "Material Adverse Effect" shall mean a material adverse effect on the business, Assets, liabilities, financial condition, results of operations or prospects of the Business, but excluding any such effects resulting from general economic conditions or economic conditions generally applicable to Persons conducting a business similar to the Business.

         "MEMS Technology" shall mean all processes, procedures, proprietary information, know-how and trade secrets relating to the polishing and/or thinning of Wafers used in microelectromechanical systems (MEMS) applications.

         "Non-Compete Period" shall have the meaning specified in Section 6.1.

         "November Working Capital" shall mean Closing Working Capital determined as if November 30, 2001 were the Closing Date.

         "Owned Property" shall have the meaning specified in Section 1.1(h).

         "PTO" shall have the meaning specified in Section 3.11(b).

         "Parent" shall have the meaning specified in the Preamble to this Agreement.

         "Payables" shall mean accounts payable of the Business arising in the ordinary course of business and consistent with past practices, excluding intercompany payables. For the avoidance of doubt, Payables do not include employee compensation and benefit costs or accrued commissions (other than under Assumed Contracts).

         "Payables Amount" shall mean the amount of Payables determined in accordance with United States generally accepted accounting principles applied on a basis consistent with the application of such principles in the preparation of the Financial Statements. The Payables Amount shall include an accrual equal to 50% of the amount of additional work and credit to be provided by Seller pursuant to its February 14, 2002 letter agreement Axcelis.

         "Pay-Off Letter" shall have the meaning specified in Section 7.2(c).

         "Permits" shall have the meaning specified in Section 1.1(j).

         "Permitted Encumbrances" shall mean all rights of way, easements, variances and like title defects that do not individually or in the aggregate impair the marketability or the use in the Business (as currently conducted) of the Owned Property.

         "Person" shall mean and include an individual, a corporation, a partnership (general or limited), a joint venture, an association, a trust or any other organization or entity, including a government or political subdivision or an agency or instrumentality thereof.

         "Preclosing Returns" shall have the meaning specified in Section 2.5.

         "Prepaid Amount" shall mean the amount of prepaid expenses and deposits of the Business determined in accordance with United States generally accepted accounting principles applied on a basis consistent with the application of such principles in the preparation of the Financial Statements, excluding those relating to Capital Leases.

         "Process Technology" shall mean all processes, procedures, proprietary information, know-how and trade secrets used or which could be used in polishing, refurbishing and/or reclaiming of Wafers or scrap Wafers.

         "Purchase Price" shall have the meaning specified in Section 2.1.

         "Purchaser" shall have the meaning specified in the Preamble to this Agreement.

         "Purchaser Indemnified Parties" shall have the meaning specified in
Section 8.2.

         "Receivable Amount" shall mean the face amount of receivables, net of reserves, determined in accordance with United States generally accepted accounting principles applied on a basis consistent with the application of such principles in the preparation of the Financial Statements.

         "Receivables" shall have the meaning specified in Section 1.1(k).

         "Reimbursed Severance" shall have the meaning specified in Section 9.2.

         "Remedial Action" shall mean all action required under applicable Legal
Requirements: (x) to cleanup, remove, treat or in any other way remediate any chemical, Hazardous Substance or waste containing any chemical or Hazardous Substance in the environment; (y) to prevent the Release of any chemical, Hazardous Substance or waste containing any chemical or Hazardous Substance so that they do not endanger or otherwise adversely affect the environment or public health or welfare; or (z) to perform pre-remedial studies, investigations or monitoring, in or under any real property, assets or facilities.

         "Retained Liabilities" shall have the meaning specified in Section 1.3.

         "Rockwood" shall have the meaning specified in the Preamble to this Agreement.

         "Selected Accountants" shall have the meaning specified in Section 2.2(c).

         "Seller" shall have the meaning specified in the Preamble to this Agreement.

         "Seller Indemnified Parties" shall have the meaning specified in
Section 8.3.

         "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including but not limited to income, excise, property, sales, franchise, withholding, social security and unemployment taxes, imposed by the United States, any possession thereof, any state, county, local or foreign government, or any subdivision or agency of any of the foregoing, and any interest, penalties or additions relating to such taxes, charges, fees, levies or other assessments.

         "Technology" shall have the meaning specified in Section 1.1(c).

         "Transferred Employees" shall mean those employees of Seller listed on Exhibit C.

         "Wafers" shall mean silicon, gallium arsenide and/or indium phosphide wafers.